Exhibit 10.16

Gebührenberechnung

Gem. § 33 TP 5 Abs. 5 Z 3

Geb.G.

Gebühr: Euro 5.496,85

Datum: 8.2.2012

MIETVERTRAG

abgeschlossen zwischen der

Marxbox Bauprojekt GmbH & Co OG

mit dem Sitz in Wien

(FN 346428d)

1021 Wien, Messeplatz 1

nachstehend kurz Vermieter genannt einerseits

und der

HOOKIPA Biotech GmbH

mit dem Sitz in Wien

(FN 365895g)

1010 Wien, Julius-Raab-Platz 4

nachstehend kurz Mieter genannt andererseits

wie folgt:

Präambel

Der Vermieter ist grundbücherlicher Alleineigentümer der Liegenschaft EZ 4359 Grundbuch 01006 Landstraße, Bezirksgericht Innere Stadt Wien, bestehend aus dem Grundstück Nr. 1449/3.

LEASE AGREEMENT

entered into by and between

Marxbox Bauprojekt GmbH & Co OG

domiciled in Vienna

(FN 346428d)

A-1021 Vienna, Messeplatz 1

hereinafter referred to as the “Landlord”,

and

HOOKIPA Biotech GmbH

domiciled in Vienna

(FN 365895g)

A-1010 Vienna, Julius-Raab-Platz 4

hereinafter referred to as the “Tenant”,

which parties have agreed as follows:

Preamble

The Landlord is the sole owner in the Land Register of the property EZ 4359 of Land Register 01006 Landstrasse, District Court of the Inner City of Vienna, consisting of plot no. 1449/3.

Der Magistrat der Stadt Wien, Magistratsabteilung 37, Baupolizei, hat mit Bescheid vom 18.02.2009, Zahl MA 37-BB/48393-1/2008 die Baubewilligung für die Errichtung eines sieben-stöckigen Labor- und Bürohauses mit 2 Untergeschoßen in Massivbauweise auf der vorgenannten Projektliegenschaft erteilt (im folgenden „Baubewilligung” genannt); dieser Bescheid (Beilage ./1) ist in Rechtskraft erwachsen. Das Gebäude wird vom Vermieter ohne Zuhilfenahme öffentlicher Mittel neu errichtet.

The Vienna City Administration, Municipal Department 37, Building Inspection, in its official notice of 18 February 2009, MA 37-BB/48393-1/2008, granted a building permit for the construction of a seven-storey laboratory and office building, with two basement floors and made of solid masonry, on the above property (the “Building Permit”); this official notice (Encl. ./1) is final and absolute. The building is being built by the Landlord without any funding from public sources.

Der Mieter nimmt sohin zur Kenntnis, dass der Mietgegenstand in einem Gebäude gelegen ist, welches ohne Zuhilfenahme öffentlicher Mittel auf Grund einer nach dem 30.06.1953 erteilten Baubewilligung neu errichtet wurde, sodass kraft Gesetzes lediglich die Bestimmungen der §§ 14, 16b, 29 bis 36, 45,

The Tenant accordingly understands that the Leased Property is located in a building which has been newly built without the use of public funding, based on a building permit issued after 30 June 1953, so that by operation of the law only the provisions of Sections 14, 16b, 29 to 36, 45, 46 and 49, but not the other

46 und 49, nicht jedoch die übrigen Bestimmungen des I. und II. Hauptstückes des Mietrechtsgesetzes 1981 in der jeweils gültigen Fassung, im folgenden kurz MRG genannt, auf das Mietverhältnis Anwendung finden.

provisions of Parts I and II of the Mietrechtsgesetz 1981 (Landlord and Tenant Act of 1981, “MRG”) as amended shall apply to this landlord and tenant relationship.

Hinsichtlich der demnach nicht zwingend gesetzlich geregelten Bereiche des Mietverhältnisses sind somit zwischen den Vertragsparteien ausschließlich die Bestimmungen dieses Mietvertrages beziehungsweise subsidiär jene des Allgemeinen Bürgerlichen Gesetzbuches (ABGB) maßgeblich; die Verweisung auf einzelne Bestimmungen des MRG hat nicht zur Folge, dass über diese ausdrücklich genannten, einzelnen Bestimmungen des MRG hinaus das MRG in einem weiteren Umfang oder insgesamt anwendbar würde.

With regard to those elements of the landlord and tenant relationship which are not imperatively regulated by law, it is thus solely the provisions of this Lease Agreement and, in a subsidiary capacity, the provisions of the Austrian Civil Code (“ABGB”) which shall govern the Contracting Parties; any reference to any individual provision of the MRG shall not imply that the MRG applies beyond such expressly named individual provision of the MRG to any further scope or in its entirety.

I. Mietgegenstand

1.                      Der Vermieter vermietet dem Mieter und dieser mietet von jenem den im Vertragsplan (Beilage ./3) rot umrandeten Teil des 2. Obergeschoß (OG) des auf der Liegenschaft EZ 4359 Grundbuch 01006 Landstraße, Bezirksgericht Innere Stadt Wien, errichteten Hauses 1030 Wien, Helmut-Qualtinger-Gasse 2, im Ausmaß von unverbürgten 585,73 m2, ein Lagerabteil im Untergeschoß im Ausmaß von ca. 20 m2 und 2 vom Vermieter jeweils zugewiesene Garagenstellplätze im 1. Untergeschoß, im Folgenden alles gemeinsam auch Mietgegenstand genannt und im beiliegenden, einen integrierenden Bestandteil dieses Mietvertrages bildenden Lageplan (Beilage ./2) ersichtlich.

I. Leased Property

1.              The Landlord shall let to the Tenant, and the Tenant shall rent from the Landlord the part outlined in red in the Contractual Plan (Encl. ./3) of the 2nd floor of the building built on the property EZ 4359 Land Register 01006 Landstrasse, District Court of the Inner City of Vienna, located at A-1030 Vienna, Helmut-Qualtinger-Gasse 2, of an extent of non-guaranteed 585,73 square metres, a storage area of approximately 20 m2 on the basement floor, as well as two garage spaces on the 1st basement floor, hereinafter referred to, jointly, as the “Leased Property” and shown in the enclosed layout plan (Encl. ./2) which enclosure shall be deemed an integral part of this Lease Agreement.

2.                      Die angegebenen Ausmaße sind vorläufig; nach Fertigstellung des Mietgegenstandes wird nach den baubehördlich eingereichten Bestandplänen das tatsächliche Ausmaß ermittelt, welches für die endgültige Berechnung des Mietzinses maßgeblich ist.

2.              The dimensions stated here shall be preliminary only; the actual dimensions shall be ascertained upon completion of the Leased Property from the as-built plans submitted to the building authorities and shall then be decisive for the final computation of the rent.

3. In den beiliegenden, einen integrierenden Bestandteil dieses Mietvertrages bildenden Vertragsplänen	3. The enclosed contractual plans (Encl. ./3) and the construction and fitout description (Encl. ./4), both of which shall be deemed

(Beilage ./3) bzw. der Bau- und Ausstattungsbeschreibung (Beilage ./4) sind die Verpflichtungen des Vermieters zur Herstellung des Mietgegenstandes unter Beachtung der zum Zeitpunkt der Baubewilligung gültigen behördlichen Bestimmungen abschließend festgelegt, wobei in der Beilage ./3 allenfalls eingetragene — nicht auch in der Bau- und Ausstattungsbeschreibung (Beilage ./4) ausdrücklich genannte — Einrichtungsgegenstände und/oder Anlagen, Einrichtungen und Geräte nur illustrativen Charakter haben und keine Verpflichtung des Vermieters zur Herstellung derselben begründen. Sämtliche für den Betrieb des Mietgegenstandes erforderlichen Änderungen bzw. Adaptierungen, Anlagen, Einrichtungen und Geräte sind daher vom Mieter vorzunehmen bzw. zu beschaffen.

integral parts of this Lease Agreement, conclusively set out the Landlord’s obligations to develop the Leased Property with due regard to the regulations applicable at the date of the Building Permit, where any furnishings, fittings, systems, devices or similar equipment which may be shown in Encl. ./3 but not expressly listed in the construction and fitout description of Encl. ./4 shall be illustrative only and shall not establish any obligation on the part of the Landlord to actually provide them. Accordingly, any changes and/or adaptations, provisions, systems, devices or similar equipment required for operating the Leased Property shall therefore be made or procured, as the case may be, by the Tenant.

4.                      Der Vermieter behält sich vor, die vorgenannten Beilagen ./2 bis ./4 nach schriftlicher Information des Mieters zu ändern bzw. von ihnen abzuweichen, wenn die Änderung bzw. Abweichung für den Mieter mit nur geringem Nachteil verbunden ist, vor allem wenn sie geringfügig und sachlich gerechtfertigt ist, wie insbesondere

4.              The Landlord reserves the right after written information of the Tenant to change or deviate from the above Encl. ./2 to ./4, provided that such change or deviation translates into only a minor disadvantage for the Tenant, and especially when it is of a negligible nature and objectively justified, such as, without limitations:

• bei Änderungen bzw. Abweichungen aufgrund gesetzlicher oder behördlicher Bestimmungen, Anordnungen oder Auflagen,	• any change or deviation due to the law or provisions, orders or requirements by government authorities;

• bei Änderungen bzw. Abweichungen aufgrund statischer oder technischer Erfordernisse oder bautechnischer Notwendigkeit,	• any change or deviation due to structural or engineering or construction requirements;

•                                bei Änderungen bzw. Abweichungen aufgrund der Auswahl gleichwertiger oder qualitativ höherwertiger Materialien, Einrichtungen, Geräte und dergleichen zufolge mangelnder Verfügbarkeit, technischer Inkompatibilität und dergleichen.

•                  any changes or deviations due to the choice of equivalent or better-quality materials, furnishings, fittings, devices or similar equipment on the grounds of lack of availability, technical incompatibility or for similar reasons.

5.                      Der Mieter erteilt zu derartigen Änderungen seine ausdrückliche Zustimmung. Der Vermieter wird Detail-Änderungswünsche des Mieters (z.B. Verschieben von Zwischenwänden und baukünstlerische Einzelheiten), welche weder Mehrkosten noch eine Verzögerung bewirken, nach Tunlichkeit und Möglichkeit berücksichtigen; die diesbezüglichen Details werden mit dem Architekten des Vermieters abgestimmt.

5.              The Tenant herewith expressly consents to such changes. The Landlord will, to the extent possible and feasible, consider wishes on the part of the Tenant regarding minor changes (such as moving of partitions and architectural details) which do not cause any additional costs or any delay; the requisite details shall be agreed with the Landlord’s architect.

6. Vermietet ist nur der Innenraum des Mietgegenstandes, nicht jedoch dessen Außenflächen und die der gemeinsamen Benützung dienenden Teile und sonstige allgemeine Teile des Gebäudes.	6. The Lease shall comprise only the interior of the Leased Property, but not its exterior, nor the communally used parts and other general parts of the building.

7.                      Der Mieter ist berechtigt im Eingangsbereich und an den dafür vorgesehen Stellen der Fassade des Gebäudes (Werbeschild im Eckbereich), in dem sich der Mietgegenstand befindet, Werbe- bzw. Hinweisschilder mit seiner Firmenbezeichnung nach vorheriger schriftlicher Freigabe durch den Vermieter und in Abstimmung mit dem Architekten, der MA 19 bzw. MA 37 und Vorliegen sämtlicher hiefür — vom Mieter zu beantragenden und auf seine Kosten und Gefahr (allenfalls auch auf jederzeitigen Widerruf) zu erwirkenden — erforderlichen behördlichen Bewilligungen (einschließlich der Gebrauchsabgabe) auf Dauer des Mietverhältnisses auf eigene Kosten und Gefahr anzubringen. Der Vermieter wird die Freigabe nur aus wichtigen, sachlichen Gründen, wie zum Beispiel einer Beeinträchtigung des Gesamteindrucks des Gebäudes, verweigern.

7.              The Tenant shall be authorised to attach, at its own cost and risk and for the duration of the Lease, advertising and information signs bearing its name at the entrance and at the places provided for such purposes on the façade (advertising sign at the corner) of the building in which the Leased Property is situated, provided that such signs are first approved in writing by the Landlord and harmonised with the architect, Municipal Department 19 and Municipal Department 37, and provided that any and all government approvals required for this purpose (including the use tax) have been obtained, which approvals must be applied for and obtained by the Tenant at its cost and risk (and always subject to revocation at any time). The Landlord will refuse its consent only on major objective grounds, such as, without limitations, an impairment of the general appearance of the building.

8.                      Der Mieter nimmt zustimmend zur Kenntnis, dass auch nach Übergabe des Mietgegenstandes Arbeiten in anderen Objekten und/oder an allgemeinen Teilen des Gebäudes durchgeführt werden können und es dadurch zu üblichen Behinderungen durch Lärm oder Schmutz kommen kann.

8.              The Tenant understands and agrees that even after the handing-over of the Leased Property work may be carried out on other premises and/or general parts of the buildings which may give rise to noise and/or dirt.

II. Mietdauer	II. Term

1. Das Mietverhältnis beginnt mit der	1. The Lease shall commence upon handing-

Übergabe des Mietgegenstandes und wird auf unbestimmte Zeit abgeschlossen.	over of the Leased Property and shall be of unlimited duration.

2.                      Der Mieter verzichtet ab Unterfertigung dieses Mietvertrages darauf, diesen Mietvertrag zu einem Kündigungstermin zu oder vor dem 30.05.2020 ordentlich zu kündigen. Der Vermieter nimmt diesen Kündigungsverzicht an.

2. As of signing this Lease Agreement, the Tenant waives its right of due notice of this Lease Agreement at a date on or before 30.05.2020. The Landlord herewith accepts this waiver of due notice.

III. Übergabe und Übernahme des Mietgegenstandes	III. Handing-over and Taking-over of the Leased Property

1.                      Die Übergabe und Übernahme des Mietgegenstandes erfolgt bis zum 15.06.2012, sofern die Freigabe der Ausführungspläne (Installationspläne) sowie der etwaigen Mehrkosten durch den Mieter bis spätestens 15.02.2012 erfolgt. Sollte diese Freigabe erst später vorliegen, verschiebt sich der Termin für die Übergabe und Übernahme des Mietgegenstandes entsprechend.

1.              The Leased Property shall be handed over and taken over on or before 15.06.2012, provided that the detailed plans and the possible extra costs are approved by the Tenant before 15.02.2012. In case the release takes place after this date, the date for handing-over and taking-over of the Leased Property will be postponed accordingly.

2.                      Ab der Übergabe des Mietgegenstandes ist der Mietzins zu entrichten; erfolgt die Übergabe nicht an einem Monatsersten ist eine tageweise Aliquotierung vorzunehmen. Mängel, welche die weitere Adaptierung bzw. die Benützung des Mietgegenstandes nur unwesentlich behindern, haben auf die Verpflichtung zur Übernahme des Mietgegenstandes und die Entrichtung des Mietzinses keinen Einfluss. Ein Rücktritt des Mieters vom Vertrag setzt einen Verzug des Vermieters von zumindest drei Monaten voraus. Für den Fall eines vom Mieter in keinster Weise zu vertretenden Übergabeverzuges des Vermieters verpflichtet sich dieser, für jede angefangene Woche des Verzuges eine Konventionalstrafe in Höhe von € 2.500,00 an den Mieter zu bezahlen; dem Mieter bleibt die Geltendmachung von diese Vertragsstrafe übersteigenden Ansprüchen gemäß Punkt IX.3. unbenommen.

2.              The Rental shall be due and payable as of the handing-over of the Leased Property; if the handing-over should not be effected on the first day of the month, the Rental shall be due and payable pro rata. Any defects which constitute only a minor obstacle to the further adaptation and/or use of the Leased Property shall not affect the Tenant’s obligation to take over the Leased Property and to pay the Rental. The Tenant shall be entitled to cancel the Lease Agreement only if the Landlord is in arrears with its obligations for at least three months. In case of default in delivery on the Landlord’s part, which was not caused by the Tenant, the Landlord undertakes to pay the Tenant a contractual penalty of € 2,500.00 for each week, or part thereof, of default; however the Tenant can claim an exceeding demand pursuant to Sec IX.3.

3. Die Übergabe des Mietgegenstandes an den Mieter setzt jedenfalls die vorherige Übergabe der Bankgarantie gemäß Punkt XV. an den Vermieter voraus; die Übergabe der Bankgarantie wird jedoch

3.              Before the Leased Property is handed over to the Tenant, the Tenant shall furnish the Landlord with a bank guarantee as defined in Section XV. below; however, the furnishing of the bank guarantee shall be

bereits zum Zeitpunkt der Unterfertigung dieses Mietvertrages bedungen.	made a condition already at the time of signing this Lease Agreement.

IV. Mietzins	IV. Rental

1. Der monatliche Mietzins besteht aus dem Hauptmietzins, den Nebenkosten und der jeweiligen vom Hauptmietzins und den Nebenkosten zu entrichtenden Umsatzsteuer.	1. The monthly Rental shall consist of the rent, ancillary costs and the VAT due and payable on the rent and ancillary costs.

2. Hauptmietzins:	2. Rent:

i.) Flächen im 2. Obergeschoß	i.) Areas on the 2nd floor

Der frei vereinbarte monatliche Hauptmietzins beträgt € 18,00 (exkl. USt.) pro m2 Nutzfläche.	The freely agreed monthly rent shall be €18.00 (exclusive of VAT) per square metre of useful floor space.

ii.) Garagenstellplätze	ii.) Garage spaces

Der frei vereinbarte monatliche Hauptmietzins beträgt € 98,50 (exkl. USt.) pro Garagenstellplatz.	The freely agreed monthly rent shall be € 98.50 (exclusive of VAT) per garage space.

iii.) Lagerabteil im Untergeschoß	iii.) Storage are in the basement

Der frei vereinbarte monatliche Hauptmietzins beträgt € 6,50 (exkl. USt.) pro m2 Nutzfläche.	The freely agreed monthly rent shall be € 6.50 (exclusive of VAT) per m2 of floor space.

Unter Nutzfläche im Sinn dieses Mietvertrages ist die gesamte Bodenfläche des Mietgegenstandes (ohne Abzug von Zwischenwänden) zu verstehen. Nicht zur Nutzfläche zählen tragende Wände, Stützen und allgemeine Haustechnikschächte sowie Stiegenhausflächen.

The useful floor space within the meaning of this Lease Agreement shall be the entire floor space of the Leased Property (without deducting the partitions). Not included in the useful floor space shall be structural walls, supports, shafts for general mechanical services and stairwell areas.

Die definitive Ermittlung der Nutzfläche erfolgt aufgrund der bei Übergabe vorliegenden baubehördlich eingereichten Bestandspläne; es bleibt jedem Vertragsteil vorbehalten, die Naturmaße zu ermitteln, welche sodann maßgeblich sind.

The useful floor space shall be finally ascertained on the basis of the as-built plans furnished to the building authorities and existing upon handing-over; each Party to the Lease Agreement shall, however, have the right to make field measurements which shall then be authoritative.

3. Nebenkosten:	3. Ancillary costs:

Zu den vom Mieter anteilig zu tragenden Nebenkosten gehören sämtliche die Liegenschaft und das Gebäude betreffende Steuern, Abgaben und Gebühren, die dem Vermieter kraft

The ancillary costs, which the Tenant shall pay pro rata, shall include any and all taxes, charges, dues and fees whatsoever for the Leased Property and the building and which are charged to the Landlord

Gesetzes, Verordnung oder behördlicher Verfügung vorgeschrieben werden, sämtliche Betriebskosten gemäß §§ 21 ff. MRG und darüber (inhaltlich und betraglich) hinaus insbesondere folgende Aufwendungen, sofern sie nicht von den jeweiligen Mietern direkt zu tragen sind:

under any law, ordinance or government order whatsoever, any operating costs pursuant to Sections 21 ff MRG and, moreover (in terms of content and amount), without any limitations, the following expenditures to the extent they are not directly payable by the tenants:

• Die Kosten einer Haftpflicht-, Feuer-, Sturmschaden-, Glasbruch-, Maschinenbruch- und Leitungswasserschadenversicheru ng und sonstiger Sachversicherungen, auf den jeweiligen Neuwert bezogen;

•                  the cost of liability insurance, fire insurance, storm and tempest insurance, glass insurance, machine breakdown insurance, pipewater damage insurance and other property insurance, based on the reinstatement value each;

•                          der Aufwand für Betrieb, Pflege, Wartung, Instandhaltung, Instandsetzung, Erhaltung und Reinigung des Gebäudes (ausgenommen das Innere von Mietgegenständen) und der dazugehörenden Flächen, Einrichtungen und Anlagen wie insbesondere jegliche Einrichtungen und Anlagen des Gebäudes für Heizung, Lüftung, Kühlung, Sanitär, Aufzüge, Brandschutz, Strom-, Wasser- und Medienversorgung, Maschinen und dgl., Gänge, Schleusen, Stiegenhäuser, Außenwände, Außenfenster, Dächer, technische Räume, Müllräume, Blitzschutz-und Grünanlagen, Zugangswege, weitere Allgemeinflächen etc.; davon ausgenommen sind die Behebung von ernste Schäden des Hauses und die Beseitigung von erheblichen Gefahren für die Gesundheit der Bewohner (§ 3 MRG), deren Kosten der Vermieter zu tragen hat;

•                  expenditure for operation, care, maintenance, upkeep, repair, preservation and cleaning of the building (except the interior of leased properties) and its areas, facilities and systems such as, without limitations, any and all facilities and systems of the building for heating, ventilation, cooling, plumbing, lifts, fire protection, supply of electricity, water and media, machines and similar, corridors, mantraps, stairwells, external walls, external windows, roofs, mechanical rooms, garbage rooms, lightning protection systems and greenery, access paths, other common spaces, etc.; however, expenses incurred in connection with the repair of serious damage to the house and the remediation of contingencies relating to the health of the residents, which must be borne by the Landlord, shall be excluded;

•                          die Wasser- und Kanalgebühren, die Kosten für Rauchfangkehrung, Kanalräumung, Müll- und Unratabfuhr, Schädlingsbekämpfung, Entsorgung, Gehsteig- und Straßenreinigung, Schneeräumung und Streuung, die Kosten für Licht-und Kraftstrom, Be- und Entwässerung etc.;

•                  water and sewage fees, the cost of chimney cleaning, sewer cleaning, garbage removal, pest control, disposal, pavement and street cleaning, snow clearance and gritting, cost of electricity, watering and drainage, etc.;

•                          der Aufwand für eine allfällige Bewachung des Gebäudes und der dazugehörigen Flächen, Einrichtungen und Anlagen bei Tag und bei Nacht und jedenfalls die üblichen Kosten einer berufsmäßigen Verwaitung der Liegenschaft und des Gebäudes.

• expenditure, if any, for guarding the building and its areas, facilities and systems during day and night, and customary expenditure for a professional facility management.

Es bleibt dem Vermieter bzw. der Hausverwaltung im Rahmen wirtschaftlicher Vertretbarkeit vorbehalten, Personal anzustellen oder Dritte mit der Durchführung der Arbeiten bzw. Leistungen zu beauftragen.

The Landlord or facility manager shall, at its discretion and with due regard to economic feasibility, hire staff or commission a third party to carry out such works and services.

Zu den Nebenkosten gehören somit nach dem Willen der Vertragsparteien sämtliche für Betrieb, Pflege, Wartung, Instandhaltung, Instandsetzung, Erhaitung und Reinigung sowie Verwaltung der Liegenschaft, des Gebäudes und der dazugehörigen Flächen, Einrichtungen und Anlagen anfallenden Kosten; davon ausgenommen sind die Behebung von ernste Schäden des Hauses und die Beseitigung von erheblichen Gefahren für die Gesundheit der Bewohner (§ 3 MRG), deren Kosten der Vermieter zu tragen hat;

The ancillary costs shall thus, according to the will of the Contracting Parties, include any and all costs accruing for the operation, care, maintenance, upkeep, repair, preservation and cleaning as well as management of the property, the building and its areas, facilities and systems; however, expenses incurred in connection with the repair of serious damage to the house and the remediation of contingencies relating to the healthfulness of the residents, which must be borne by the Landlord, shall be excluded;

Macht der Mieter von gemeinsamen Anlagen keinen Gebrauch, so befreit ihn das nicht von der Verpflichtung zur anteiligen Zahlung der Kosten.	The failure of the Tenant to make use of common facilities shall not release the Tenant from its obligation to pay its pro rata share of the costs.

Das monatliche Nebenkostenakonto beträgt bis auf weitere Vorschreibung durch den Vermieter € 2,50 (exkl. USt.) pro m2 Nutzfläche für die Büro- und Lagerflächen sowie Garagenstellplätze und € 3,50 (exkl. USt.) pro m2 Nutzfläche für die Laborflächen. Diese Akontovorschreibung basiert hinsichtlich der Büro- und Lagerflächen sowie der Garagenstellplätze auf Erfahrungswerten des Vermieters bei ähnlichen Objekten, hinsichtlich der Laborflächen hängen die Nebenkosten maßgeblich von den verwendeten Geräten und der tatsächlichen Nutzung ab.

Until further notice, the monthly payment on account for ancillary costs shall be € 2.50 (exlusive of VAT) per square metre of useful floor space for office space, garage spaces and storage area, and € 3.50 (exclusive of VAT) per square metre of useful floor space for laboratory space. The monthly down payment for ancillary costs regarding office space, garage spaces and storage area are based on experienced data of the Landord from comparable objects. However, the ancillary costs regarding the laboratory space the actual operating cost mainly depend on the applied equipment and the factually usage thereof.

Der Vermieter ist berechtigt, das monatliche Nebenkostenakonto zu erhöhen und jährlich in sinngemäßer Anwendung des § 21 Abs. 3 MRG dem tatsächlich anfallenden Aufwand anzupassen.	The Landlord shall be authorised to increase the monthly payment on account for ancillary costs and adjust it annually to actual expenditures by applying Section 21 (3) MRG mutatis mutandis.

Eine Jahrespauschaiverrechnung der Nebenkosten in sinngemäßer Anwendung des § 21 Abs. 3 MRG gilt als vereinbart. Ergibt sich aus der Jahresabrechnung ein Überschuss zugunsten des Mieters so ist dieser Überschussbetrag vom Vermieter auf die nächste Vorschreibung anzurechnen oder mit allenfalls bestehenden Zahlungsrückständen des Mieters aufzurechnen; allfällige Nachzahlungen sind vom Mieter längstens binnen zwei Wochen nach Vorschreibung durch den Vermieter zu leisten.

The Contracting Parties agree to an annual lump-sum settlement of ancillary costs analogously to Section 21 (3) MRG. If the annual statement finds an overpayment by the Tenant, such excessive amount shall be credited by the Landlord to the next invoice or offset against arrears, if any, by the Tenant; any underpayment shall be paid by the Tenant not later than two weeks after its invoicing by the Landlord.

4. Aufteilung der Nebenkosten:	4. Apportionment of ancillary costs:

Der vom Mieter zu tragende Anteil an den Nebenkosten bestimmt sich grundsätzlich nach dem Verhältnis der Nutzfläche des Mietgegenstandes (zu berechnen im Sinne dieses Mietvertrages) zur Nutzfläche aller Mietgegenstände des Gebäudes.

The share of ancillary costs to be borne by the Tenant shall be calculated by taking the useful floor space of the Leased Property (to be computed in accordance with this Lease Agreement) as a proportion of the useful space of all leased properties in the building.

Soweit für einzelne Nebenkosten Einzelverbrauchsmessgeräte vorhanden sind, ist der Mieter zur Bezahlung jener Kosten (inkl. Energiekosten, Kosten für Betrieb, Pflege, Wartung und Reinigung, etc.), die aufgrund des gemessenen Verbrauches für den Mietgegenstand an sich bzw. durch verbrauchsanteilige Verteilung auf den jeweiligen Mietgegenstand entfallen, verpflichtet. Dazu gehören insbesondere

To the extent that individual meters are available for any ancillary costs, the Tenant shall be obliged to pay such costs (including the costs of energy, the costs for operation, care, maintenance and cleaning, etc.) accruing from the metered consumption by the Leased Property as such and/or the share apportioned to each of the leased properties. These include, without limitations:

•                          die Kosten für die Heizung, Kühlung und (Kait)Wasser (einschließlich nicht behandlungsbedürftigen Abwassers); dieser Verbrauch wird mittels Subzählers pro Mieteinheit gemessen; festgehalten wird, dass der Mietgegenstand an das Fernwarmenetz angeschlossen wird;

•                  the cost for heating, cooling and (cold) water (including waste water which does not require treatment); this consumption shall be metered by a submeter for each leased property; it is understood and agreed that the Leased Property will be connected to the district heating network;

• die Kosten der Belüftung (Zu- und Abluft); diese werden anteilsmäßig nach dem Verhältnis der Zuluftmenge des Mietgegenstandes an der Gesamtzuluftmenge (Lufteinregelungsschlüssel) berechnet.

•                  the cost of air conditioning (intake air and waste air); this will be calculated pro rata by taking the intake air for the Leased Property as a proportion of the overall intake air (air apportionment formula).

Die Betriebskosten des Mietgegenstandes selbst und die Kosten für die sonstigen von Mieter zum Geschäftsbetrieb benötigten Betriebsmittel, insbesondere die Heizungs-, Strom- und Telefonkosten, Serverkälte und Zusatzkälte werden vom Mieter getragen. Gleiches gilt für den Erwerb von Strombezugsrechten.

The operating costs for the Leased Property as such and the costs for other consumables required by the Tenant for its business operations, including, without limitations, the cost of heating, electricity, telephone, cooling of server and additional cooling, shall be borne by the Tenant. The same shall apply to the purchase of electricity acquisition rights.

Soweit für bestimmte Aufwendungen für den Mietgegenstand, beispielsweise für Strom-, Telekommunikations- (Telefon, Internetanbindung etc), anderweitiger Medien (TV, Telekabel etc), Sondermüll und Sonderstoffbezug (z.B. Stickstoff, Sauerstoff), jeweils inclusive Anschlusskosten sowie Betrieb, Pflege, Wartung, Instandhaltung, Instandsetzung, Erhaltung und Reinigung der Errichtungen und Anlagen, ein direkter Vertragsabschluss und eine direkte Verrechnung mit dem jeweiligen Versorgungs- und/oder sonstigen Unternehmen möglich ist, verpflichtet sich der Mieter, im weitestgehenden Ausmaß daran teilzunehmen, mit dem Versorgungs-oder sonstigen Unternehmen einen entsprechenden Vertrag abzuschließen und die Verrechnung im direkten Weg mit diesem vorzunehmen.

To the extent that certain resources for the Leased Property, such as (without limitations) for electricity, telecommunications (telephone, internet connection, etc.) other media (TV, cable TV, etc.), toxic garbage and intake of special materials (e.g. nitrogen, oxygen), including the connection costs and operation, care, maintenance, upkeep, repair, preservation and cleaning of the facilities and systems, may be charged directly by the utility and/or other provider, the Tenant undertakes to do everything in its power to enter into an appropriate contract with such utility or other provider and settle directly with such company.

5. Umsatzsteuer:	5. VAT:

Der Vermieter optiert gemäß § 6 Abs. 2 UStG zur Steuerpflicht. Der Mieter erklärt, mit der Ausübung dieser Option einverstanden zu sein. Die auf die Mietzinse und (anteiligen) Betriebs- und Nebenkosten entfallende Umsatzsteuer in (jeweils) gesetzlicher Höhe wird dem Mieter daher neben diesen in Rechnung gestellt.

The Landlord has opted to pay VAT under Section 6 (2) of the VAT Act (UStG). The Tenant herewith agrees to exercising this option. The VAT of the (relevant) statutory rate due on the rental and (proportionate) operating and ancillary costs shall thus be invoiced to the Tenant as well.

V. Fälligkeit des Mietzinses	V. Due Date for Rental Payment

1.                      Der monatliche Mietzins samt allen Steuern, Abgaben, Nebenkosten, Umsatzsteuer etc. ist am Ersten eines jeden Monates im Vorhinein bei fünftägigem Respiro — unabhängig von einer allfälligen Vorschreibung durch den Vermieter — zur Zahlung fällig und auf das vom Vermieter namhaft gemachte Konto spesen- und abzugsfrei derart einzuzahlen, dass der Mietzins spätestens am Fälligkeitstag eingelangt ist.

1.              The monthly Rental including any and all taxes, charges, dues, ancillary costs, VAT, etc. shall be due and payable on the first day of each month for such month, with a credit margin of five days and regardless of whether or not the Landlord has made out an invoice, and shall be paid into an account specified by the Landlord, without any deduction for the Landlord, sufficiently early to ensure that the Rental will be credited to the account on the due date at the latest.

2. Das Risiko für die Rechtzeitigkeit der Mietzinszahlung trägt der Mieter.	2. The Tenant shall bear the risk of the Rental payment being credited in good time.

3.                      Mitteilungen des Mieters auf Zahlungsbelegen kommt keinerlei Rechtswirksamkeit zu. Der Mieter nimmt zur Kenntnis, dass solche Mitteilungen nicht als vom Vermieter stillschweigend zur Kenntnis genommen gelten können.

3.              No comments made by the Tenant on payment documents shall have any legal effect. The Tenant understands and agrees that any such comments shall not be deemed to be implicity taken cognizance of by the Landlord.

4.                      Im Fall des Verzuges des Mieters mit dem Mietzins oder mit sonstigen geldwerten Forderungen des Vermieters aus diesem Mietvertrag gelten Verzugszinsen in der Höhe von 5% über dem jeweiligen Basiszinssatz der Europäischen Zentralbank als vereinbart; dem Vermieter bleibt jedoch die Verrechnung höherer Verzugszinsen aus dem Titel des Schadenersatzes vorbehaiten.

4.              In the event that the Tenant is in arrears with paying the Rental or any other monetary claim by the Landlord under this Lease Agreement, default interest amounting to 5% over the basic interest rate of the European Central Bank shall be agreed; however, the Landlord reserves the right to charge higher default interest under the title of damages.

VI. Wertsicherung	VI. Indexing

1.                      Der vereinbarte Hauptmietzins wird durch Bindung an den von der Statistik Austria verlautbarten Index der Verbraucherpreise 2005 oder den an dessen Stelle tretenden Nachfolgeindex wertgesichert. Für den Fall, dass kein Nachfolgeindex verlautbart wird, ist die Wertsicherung so zu berechnen, dass sie der Minderung der allgemeinen Kaufkraft entspricht. Ausgangsbasis für die Wertsicherung ist die für den Monat Dezember 2011 verlautbarte Indexzahl.

1.              The agreed Rental shall be indexed to the 2005 Consumer Price Index published by Statistik Austria or any successor index which may replace it. In the event that no successor index should be published, indexing shall be done so that it reflects the deterioration of the general purchasing power. Indexing shall be based on the index published for December 2011.

2. Der vereinbarte Hauptmietzins verändert sich in jenem Ausmaß, in welchem sich der genannte Index gegenüber der	2. The agreed Rental shall change to the same extent as the above index changes vis-à-vis the original basis. The Rental shall

Ausgangsbasis verändert. Der Mietzins wird einmal jährlich im Jänner mit Wirkung für das sodann laufende Jahr angepasst. Die neue maßgebliche Indexzahl bildet die neue Ausgangsbasis. Erfolgt die Erhöhung des Hauptmietzinses aufgrund der Wertsicherung nicht unmittelbar nach der entsprechenden Indexerhöhung, liegt darin kein schlüssiger Verzicht auf die Erhöhung.

be adjusted in January of each year, to be effective for the same year. The new index shall then be used as the new original basis. If a Rental increase due to indexing should not immediately follow an increase in the index this shall not constitute a waiver of such increase.

VII. Pflege-, Wartungs- und Erhaltungspflichten	VII. Care, Maintenance and Preservation Obligations

1.                      Bei Übergabe des Mietgegenstandes ist ein Übergabeprotokoll aufzunehmen, in welches alifällige offensichtliche Mängel aufzunehmen sind; allenfalls im Zeitpunkt der Übergabe nicht offensichtliche Mängel sind binnen 4 Wochen nach offensichtlicher Erkennbarkeit schriftlich zu rügen. Festgestellte Mängel sind binnen angemessener Frist zu beheben.

1.              A handing-over protocol shall be drawn up upon handing-over of the Leased Property, which protocol shall state any obvious defects; any defects which are not obvious at the time of handing-over shall be reported in writing within four weeks of their becoming obvious. Any defects thus determined shall be remedied within a reasonable time.

2.                      Der Mieter verpflichtet sich, den Mietgegenstand einschließlich seiner Einrichtungen und Anlagen wie z.B. die Licht-, Lüftungs- und Wasserleitungsanlagen sowie Beheizungs- und Sanitäranlagen (jeweils soweit vorhanden) nach der Übergabe auf eigene Kosten laufend so zu pflegen, durch befugte Gewerbsleute nachweislich regelmäßig zu warten und zu erhalten sowie alifällige Beschädigungen unverzüglich so zu beheben, dass der im Übergabezeitpunkt bestehende Zustand erhalten bleibt und der Mietgegenstand nach Beendigung des Mietverhältnisses unter Berücksichtigung der gewöhnlichen Abnützung in jenem Zustand an den Vermieter zurückgestellt wird, in welchem dieser dem Mieter ursprünglich übergeben wurde. Der Mieter nimmt zustimmend zur Kenntnis, dass aufgrund verlegter Kühl- und Leitungsschläuche in sämtliche im Mietgegenstand vorhandenen Beton-und Estrichteile (insbesondere in die Decken und Böden) nicht tiefer als 35 mm gebohrt werden darf.

2.              The Tenant herewith undertakes to care, after handing-over and at its own cost on an ongoing basis, for the Leased Property including its facilities and systems, including but not limited to its lighting, ventilation and water pipes as well as heating and plumbing (each to the extent existing), to have them maintained and preserved by licensed tradesmen on a regular basis and furnish proof of this, and to repair any damage promptly and such that the state existing at the time of handing-over will be maintained and the Leased Property will be returned to the Landlord after termination of the Lease subject to customary wear and tear in such a state as it has been originally handed over to the Tenant. The Tenant understands and agrees that due to cooling pipes and other pipelines placed in the Leased Property none of its concrete and screed areas may be drilled to a depth of more than 35 mm.

3.                      Der Mieter verzichtet daher darauf, nach § 1096 ABGB vom Vermieter die Instandhaltung im Inneren des Mietgegenstandes zu fordern; als Innere des Mietgegenstandes gilt die gesamte Nutzfläche des Mietgegenstandes im Sinn dieses Mietvertrages (inklusive Strom- und Wasserleitungen sowie Lüftungskanäle in Zwischenwänden und im Doppelboden, EDV-Verkabelung, Oberflächen wie Wände und Böden, Sanitäranlagen, Küche).

3.              The Tenant accordingly waives requesting that the Landlord carry out the upkeep, pursuant to Section 1096 ABGB, of the interior of the Leased Property; the interior of the Leased Property shall be deemed to include the entire useful floor space of the Leased Property within the meaning of this Lease Agreement (including electricity and water lines and ventilation ducts in the partitions and in the false floor, computer cabling, surfaces such as walls and floors, sanitary facilities, kitchen).

4. Liegen ernste Schäden des Hauses vor, so verpflichtet sich der Mieter, dies dem Vermieter unverzüglich schriftlich anzuzeigen.	4. In the event that the building shows serious damage, the Tenant undertakes to promptly inform the Landlord in writing.

5.                      Kommt der Mieter seinen Pflichten zur Pflege, Wartung und bedungenen Instandhaltung sowie Schadensbehebung nicht nach, so kann der Vermieter die erforderlichen Arbeiten auf Kosten und Gefahr des Mieters selbst durchführen bzw. durchführen lassen.

5.              In the event that the Tenant fails to meet its obligations to carry out care, maintenance, stipulated upkeep and damage repair then the Landlord may carry out the requisite works or have them carried out at the Tenant’s cost and risk.

6.                      Der Mieter haftet dem Vermieter uneingeschränkt für alle schuldhaft verursachten Schäden und Aufwendungen, die dem Vermieter oder Dritten aus einer unsachgemäßen oder sonst vertragswidrigen Behandlung des Mietgegenstandes oder aligemeiner Teile des Hauses bzw. mangelhafter Pflege, Wartung und bedungenen Instandhaltung durch den Mieter, seine Dienstnehmer, Beauftragten, Besucher und überhaupt alle Personen, die dem Mieter in irgendeiner Art und Weise zuzurechnen sind, entstehen.

6.              The Tenant shall be fully liable to the Landlord for any intentionally or negligently caused damage and costs arising to the Landlord or any third party from any handling of the Leased Property or general parts of the house that is improper or otherwise contrary to the Agreement, and from any inadequate care, maintenance or stipulated upkeep by the Tenant, its employees, agents, visitors and any individuals which may in any way be connected to the Tenant.

VIII. Änderungen am Mietgegenstand	VIII. Changes to the Leased Property

1.                      Bauliche Veränderungen jeglicher Art am Mietgegenstand sind dem Vermieter im Voraus schriftlich anzuzeigen und bedürfen der vorherigen ausdrücklichen schriftlichen Zustimmung des Vermieters, die dieser nur aus wichtigem Grund verweigem darf. Dies betrifft insbesondere bauliche Veränderungen in Form von Sonderwünschen, die vom

1.              Any structural changes to the Leased Property shall be notified to the Landlord in advance and in writing and shall require the express written consent of the Landlord, which the latter shall not refuse without good cause. This shall apply, without limitations, to structural changes by way of special requests which are notified by the Tenant to the Landlord before the handing-

Mieter vor der Übergabe des Mietgegenstandes dem Vermieter bekanntgegeben worden sind und infolgedessen in Abstimmung mit dem Vermieter vorgenommen werden. Die Arbeiten dürfen nur von behördlich dazu befugten Gewerbsleuten durchgeführt werden. Die Anzeige an den Vermieter hat eine detaillierte Angabe von Art und Umfang der beabsichtigten Arbeiten sowie die Benennung des in Aussicht genommenen befugten Gewerbsmannes zu enthalten. Der Mieter hat für die rechtzeitige Beschaffung altfälliger behördlicher Genehmigungen auf eigene Kosten und Gefahr zu sorgen und sämtlichen einschlägigen gesetzlichen und behördlichen Bestimmungen, Anordnungen und Verfügungen zu entsprechen sowie den Vermieter hinsichtlich jeglicher Verietzung schad-und klaglos zu halten.

over of the Leased Property and which are therefore carried out by agreement with the Landlord. Such works may be carried out only by licensed tradesmen. The notification to the Landlord shall include a detailed description of the type and scope of the intended works and the name of the licensed tradesman envisaged to carry out the works. It shall be incumbent upon the Tenant to obtain, at its own cost and risk, any and all official approvals which may be required, to comply with any and all relevant statutory and official regulations, requirements and orders, and to indemnify and keep the Landlord harmless with regard to any violation.

2.                      Nimmt der Mieter Änderungen ohne ausdrückliche schriftliche Zustimmung des Vermieters vor, ist der Vermieter berechtigt, die unverzügliche Wiederherstellung des ursprünglichen Zustandes auf Kosten des Mieters auch bei aufrechtem Bestehen des Mietverhältnisses zu fordern.

2.              In the event that the Tenant makes any changes without the Landlord’s express consent, the Landlord shall be entitled to request that the original state be promptly restored at the Tenant’s cost, even when the Lease remains effective.

3.                      In jedem Fall hat der Mieter sämtliche mit einer Veränderung des Mietgegenstandes verbundenen Aufwendungen selbst zu tragen sowie den Vermieter hinsichtlich jeglicher Aufwendungen, Schäden etc. schad-und klaglos zu halten. Die Bestimmungen des § 1097 zweiter Satz ABGB werden, soweit diese Bestimmungen auf § 1037 ABGB verweisen, ausdrücklich abbedungen.

3.              The Tenant shall always bear any and all expenditures associated with a change in the Leased Property and shall indemnify and hold the Landlord harmless with regard to any and all expenditures, damage, etc. The provisions of the second sentence of Section 1097 ABGB shall be expressly contracted out of this Lease Agreement.

4.                      Dem Vermieter steht unbeschadet einer allfälligen Zustimmung das Recht zu, bei Beendigung des Mietverhältnisses die Wiederherstellung des ursprünglichen Zustandes auf Kosten des Mieters zu verlangen. Jegliche mit dem Mietgegenstand verbundene Investitionen gehen ohne Anspruch auf Kostenersatz in das Eigentum des Vermieters über, wobei der Mieter auf die Geltendmachung von

4.              Notwithstanding any assent, the Landlord shall have the right upon expiry of the Lease to request that the Leased Property be returned to its original state at the Tenant’s cost. Any and all immovables connected with the Leased Property shall pass into the Landlord’s property without any claim for compensation, and the Tenant waives asserting any claims for compensation under any title whatsoever.

Ersatzansprüchen, aus welchem Titel auch immer, verzichtet.

IX. Haftungsbeschränkungen / Duldungspflichten	IX. Limitation on Liability, Obligation to Tolerate

1.                      Aus Beeinträchtigungen der Benützbarkeit des Mietgegenstandes von längstens einer Woche, insbesondere durch allfällige Störungen oder Absperrungen der Wasser- oder Energieversorgung oder im Faile von Gebrechen oder Störungen der Heizung und Kühlung, der Strom-, Licht-, Wasser-und Kanalisierungseinrichtungen oder dergleichen wird der Mieter nur bei vorsätzlicher oder grob fahrlässiger Verursachung seitens des Vermieters schadenersatzrechtliche Rechtsfolgen ableiten.

1.              In the event that the use of the Leased Property is impaired for a period of no more than one week, by, i.a., any defect or shutdown of the water or energy supply or in the event of a defect or fault of the heating or cooling system, electricity, light, water and sewers or similar systems, the Tenant will be entitled to damages only if the Landlord has caused such problem intentionally or by gross negligence.

2. Jegliche Haftung des Vermieters für Schäden welcher Art auch immer wird ausdrücklich auf Vorsatz und grobe Fahrlässigkeit beschränkt.	2. Any liability on the part of the Landlord for any loss or damage whatsoever shall be expressly limited to intent and gross negligence.

3.                      Im Fail des Verzuges des Vermieters oder eines berechtigten Rücktritts des Mieters vom Vertrag werden sämtliche Schadenersatzansprüche des Mieters — ausgenommen bei Vorsatz oder grober Fahrlässigkeit — kumulativ dem Grunde und der Höhe nach limitiert, und zwar dem Grunde nach insofern, als der Mieter nur ihm tatsächlich entstehende Fremdkosten, wie z.B. Übersiedlungskosten, Lagerkosten, berechtigte Schadenersatzansprüche und Prozesskosten des bisherigen Vermieters, Mehrkosten einer Ersatzanmietung, nicht jedoch Eigenkosten und entgangenen Gewinn geltend machen kann, und der Höhe nach mit €50.000,00. Eine allfällige Pönale nach Punkt III.2 wird hierauf angerechnet.

3.              In the event that the Landlord is in default or the Tenant rightfully rescinds this Lease Agreement any and all claims for damages by the Tenant — with the exception of intent or gross negligence — shall be cumulatively limited on the merits and in terms of amount; specifically on the merits to the extent that the Tenant may assert only such third-part costs actually accruing to it, including but not limited to the cost of removal, the cost of storage, justified claims for damages and legal costs of the previous landlord, additional costs of a substitute lease, but not own costs and lost profit, and specifically in terms of amount at € 50,000.00. Contractual penalties payable under III.2, if any, will be set off against this.

4.                      Der Vermieter behält sich das Recht vor, Zu- und Erweiterungsbauten aller Art zu errichten, sowie bestehende Einrichtungen zu verlegen, überhaupt zu entfernen oder einer anderen Nutzung zuzuführen. Dabei ist auf die Interessen des Mieters an der Ausübung seines Bestandrechtes Rücksicht zu nehmen

4.              The Landlord reserves the right to build any annexes and extensions whatsoever and to move, totally remove or put existing facilities to another use, always provided that the Tenant’s interests in exercising his tenancy rights are to be considered and no Tenant’s rights under the Lease shall be effected.

und es dürfen keine Eingriffe in das Bestandrecht des Mieters am Mietgegenstand erfolgen.

5.                      Der Mieter hat die vorübergehende Benützung und die Veränderung des Mietgegenstandes nach vorheriger terminlicher Abstimmung mit dem Mieter zuzulassen, wenn und soweit ein solcher Eingriff in das Mietrecht zur Durchführung von Erhaltungs-, Sanierungs-, Schadensbeseitigungs-oder Verbesserungsarbeiten an allgemeinen Teilen des Gebäudes oder in einem anderen Mietobjekt erforderlich und/oder zweckmäßig ist.

5.              Subject to prior agreement with the Tenant, the Tenant shall permit the temporary use and change of the Leased Property if and to the extent that such an interference with the right of lease is necessary and/or expedient in order to carry out work to preserve, rehabilitate, repair or improve general parts of the building or another leased property.

6.                      Der Vermieter bringt dem Mieter zur Kenntnis, dass auf der vertragsgegenständlichen Liegenschaft Umbau- und/oder Fertigstellungs-maßnahmen nicht nur hinsichtlich des Mietgegenstandes, sondern auch hinsichtlich des anschließenden Gebäudekomplexes und Innenausbauarbeiten und Fertigstellungsarbeiten in Ansehung der anderen Mietobjekte geplant sind. Der Mieter nimmt die mit diesen Baumaßnahmen üblicherweise verbundenen Beeinträchtigungen der Nutzung des Mietgegenstandes beispielsweise durch Lärm und/oder Schmutz unter Abstandnahme von Mietzinsminderungs-bzw. Schadenersatzansprüchen zur Kenntnis, sofern diese Beeinträchtigungen den Zugang zum und die Versorgung des Mietgegenstandes sowie die Benützung nicht ausschließen oder ganz erheblich stören, d.h. der Mieter akzeptiert die üblichen Beeinträchtigungen, die mit einer derartigen Baustelle verbunden sind.

6.              The Landlord herewith informs the Tenant that new buildings, annexes, conversions and/or further works for the completion of the building are planned on and adjoining the contractual property, not just with regard to the Leased Property but also with regard to adjoining buildings, as well as the completion of the interior and completion works in respect of the other leased properties. The Tenant herewith accepts the usual impairment of the use of the Leased Property connected with such construction works, e.g. in the form of noise and/or dirt, and waives any claims for a reduction of the Rental or any damages, to the extent that such impairment does not preclude or seriously affect access to and supply of the Leased Property and its use; the Tenant therefore accepts the customary impairments associated with such a building site.

X. Betreten des Mietgegenstandes	X. Entry to the Leased Property

1.                      Der Vermieter und die von ihm beauftragten Personen sind bel wichtigen Gründen berechtigt, den Mietgegenstand nach Voranmeldung in angemessenen Abständen zu den Geschäftszeiten des Mieters zu betreten.

1.              In case of necessity, the Landlord and any person authorised by the Landlord shall have the right to enter the Leased Property at any time subject to prior notification, in reasonable intervals and during the Tenant’s business hours.

2. Bei Gefahr in Verzug sind der Vermieter	2. In a case of imminent danger, the Landlord

bzw. die von ihm beauftragten Personen berechtigt, den Mietgegenstand auch bei Abwesenheit des Mieters zu betreten. Ist in Fällen von Gefahr in Verzug der Mietgegenstand unbeaufsichtigt und kann der Mieter nicht innerhalb des erforderlichen Zeitraumes verständigt werden, dürfen öffentliche Organe (Polizei, Feuerwehr) auf Kosten des Mieters beigezogen werden. Die Feuerwehr bzw. der Brandschutzbeauftragte sind berechtigt, den Zutritt mittels Generalhauptschlüssels zu ermöglichen.

and any person thus authorised by the Landlord shall have the right to enter the Leased Property even when the Tenant is absent. If in the event of imminent danger the Leased Property is untended and it is not possible to contact the Tenant in good time, then public bodies (police, fire brigade) may be called in at the Tenant’s cost. The fire brigade or the fire protection officer shall have the right to effect entry by a grandmaster key.

3.                      Bei Kündigung, Auflösung bzw. Beendigung des Mietverhältnisses hat der Mieter innerhalb der Kündigungs-oder Räumungsfrist, jedenfalls jedoch innerhalb der letzten drei Monate vor der Beendigung bis zur tatsächlichen Rückstellung des Mietgegenstandes dessen Besichtigung allen Interessenten bis zu fünf abzustimmenden Terminen während den üblichen Geschäftszeiten zu ermöglichen.

3.              In the event that the Lease is terminated, the Tenant shall make sure that the premises can be inspected up to 5 times by prospective future tenants during the usual business hours for the duration of the period of notice or period of clearance, but at least for the last three months before expiry and actual return of the Leased Property.

XI. Verwendungszweck / Untervermietung / Überlassung des Mietgegenstandes an Dritte	XI. Purpose of Use / Subletting / Permitting a Third Party to Use the Leased Property

1.                      Der Mietgegenstand darf ausschließlich zu geschäftlichen Zwecken im Zusammenhang mit der Entwicklung von Arzneimitteln, präklinischer und klinischer Forschung und Biotechnologie sowie einschlägigen Labor- und Herstellungstätigkeiten (und damit im Zusammenhang stehender bzw. artverwandter Tätigkeiten) verwendet werden und wird dem Mieter ausschließlich zum Betrieb eines Büros und Labors vermietet. Der Mieter hat im Rahmen seines Betriebs sämtlichen für ihn geltenden gesetzlichen bzw. behördlichen Bestimmungen, Anordnungen und Verfügungen auf eigene Kosten und Gefahr zu entsprechen. Der Mieter hat insbesondere auch dafür zu sorgen, dass der gesamte in seinem Betrieb anfallende Abfall entsprechend den einschlägigen gesetzlichen und behördlichen Vorschriften, Anordnungen und Verfügungen behandelt und entsorgt

1.              The Leased Property shall be used solely for business purposes in connection with the development of medicinal products, pre-clinical and clinical research and the pertinent laboratory and manufacturing work (and connected and/or similar activities) and it shall be let to the Tenant solely for operating an office and a laboratory. Within the scope of its operation, the Tenant shall, at its own cost and risk, comply with any and all applicable statutory and government regulations, requirements and orders. The Tenant shall, without limitations, make sure that all garbage produced within the scope of its operations are treated and disposed of in accordance with the relevant statutory and government regulations, requirements and orders, if possible by entering into a direct contract between the Tenant and a waste disposal company.

wird, und zwar nach Möglichkeit durch Abschluss eines direkten Vertrages zwischen dem Mieter und dem Entsorgungsunternehmen.

2.                      Sämtliche für den Geschäftsbetrieb des Mieters erforderlichen behördlichen Bewilligungen einschließlich der Betriebsanlagenbewilligung sowie Ver-und Entsorgungsverträge für Leistungen der Daseinsvorsorge einschließlich Behandlung und Entsorgung von Abfällen bzw. behandlungsbedürftigen Stoffen und Flüssigkeiten/Abwässern, Anschluss bzw. Versorgung mit elektrischer Energie, Medienversorgung etc. sind von diesem auf eigene Kosten und Gefahr zu beschaffen bzw. abzuschließen sowie sämtliche damit verbundene Steuern, Abgaben und Gebühren aus Eigenem zu tragen. Der Mieter hat sämtliche behördliche Auflagen auf eigene Kosten zu erfüllen und sämtlichen einschlägigen gesetzlichen und behördlichen Bestimmungen, Anordnungen und Verfügungen zu entsprechen sowie den Vermieter diesbezüglich schad- und klaglos zu halten.

2.              The Tenant shall, at its own cost and risk, procure any and all government approvals, including the plant permit, and enter into supply and disposal contracts for public services, including the treatment and disposal of waste and other materials and liquids/waste water that need treatment, connection and supply of electric energy, media connections, etc., and it shall pay any and all taxes, charges and dues whatsoever associated with them. The Tenant shall comply, at its own cost, with any and all government requirements and with any and all relevant statutory and government regulations, stipulations and orders, and shall indemnify and hold the Landlord harmless in this respect.

3.                      Der Mieter verpflichtet sich, eine Betriebshaftpflichtversicherung mit angemessenem Deckungsumfang abzuschließen und diese während der gesamten Vertragsdauer ordnungsgemäß aufrecht zu halten; dem Vermieter ist der Abschluss und der aufrechte Bestand der Betriebshaftpflichtversicherung auf Verlangen nachzuweisen.

3.              The Tenant undertakes to take out a business liability insurance of an adequate coverage and to properly maintain such coverage for the entire duration of the Lease Agreement; upon request the Landlord shall be furnished proof of the conclusion and maintenance of the business liability insurance.

4.                      Jede Änderung des vom Mieter im Mietgegenstand betriebenen Geschäftsgegenstandes sowie des Verwendungszweckes des Mietgegenstandes bedarf der vorherigen ausdrücklichen schriftlichen Zustimmung des Vermieters.

4.              Any change in the object of the business pursued by the Tenant on the Leased Property and in the purpose of use of the Leased Property shall require the prior express and written consent by the Landlord.

5.                      Die Untervermietung oder sonstige Überlassung des Mietgegenstandes an Dritte ist nur mit vorheriger ausdrücklicher schriftlicher Zustimmung des Vermieters gestattet. Im Fall einer Vermietung oder sonstige Überlassung

5.              No subletting or permitting a third party to use the Leased Property shall be permitted except with the prior express and written consent of the Landlord. In the event that the Leased Property is to be sublet, or a right of use of the same to be granted, to an

an zum Konzern des Mieters gehörende Unternehmen wird der Vermieter diese Zustimmung auf Dauer der Konzernzugehörigkeit erteilen.	affiliate company of the Tenant, the Landlord will grant its consent for such time as the company remains part of the Tenant’s group.

6.                      Jede widmungswidrige Verwendung und/oder Untervermietung und/oder Überlassung des Mietgegenstandes an Dritte wird ausdrücklich als Kündigungsgrund im Sinne des § 30 Abs. 2 Z 13 MRG vereinbart; das Kündigungsrecht nach weiteren Bestimmungen wird dadurch nlcht berührt.

6.              Any use and/or subletting and/or permitting a third party the use of the Leased Property which is contrary to its dedication shall be expressly agreed to be a cause for termination within the meaning of Section 30 (2) 13 MRG; the right to give notice under other provisions shall not be affected.

XII. Kündigung / Vorzeitige Vertragsauflösung	XII. Notice / Termination before the Agreed Date

1.                      Jede Vertragspartei hat — vorbehaltlich des vom Mieter abgegebenen Kündigungsverzichtes gemäß Punkt II.2. und des besonderen Kündigungsrechtes nach Punkt XII.2. — das Recht, das Mietverhältnis unter Einhaltung einer Frist von drei Monaten zum Letzten eines jeden Kalenderquartals schriftlich zu kündigen; die Kündigung durch den Vermieter ist jedoch nur aus einem der in § 30 Abs. 2 MRG dargesteliten oder in diesem Vertrag vereinbarten Kündigungsgründe zulässig.

1.              Without prejudice to the Tenant’s waiver of termination pursuant to Section II.2. and the extraordinary right of termination pursuant to Section XII.2. above, each Contracting Party shall have the right to terminate the Lease in writing on the last day of any calendar quarter subject to a period of notice of three months; provided that the Landlord may exercise its right of termination only for any of the grounds given in Section 30 (2) MRG or agreed in this Lease Agreement.

2.                      Der Vermieter räumt dem Mieter das Recht ein, gegen Zahlung der nachfolgend dargestellten Entschädigung dieses Mietverhältnis nach Ablauf des 5. Vertragsjahres und somit vor 30.05.2020 unter Einhaltung einer Frist von sechs Monaten zum Letzten eines jeden Kalendermonates schriftlich zu kündigen. Der Mieter nimmt diese Rechtseinräumung an. Falls der Mieter von diesem besonderen Kündigungsrecht Gebrauch machen will, hat er dem Vermieter für die kürzere Vertragsdauer folgende, vor Ausspruch der Kündigung fällige Entschädigung zu entrichten, wobei die nachstehend genannten Beträge nach den Bestimmungen des Punktes VI. wertgesichert warden; als Vergleichszahl gilt die für den dritten Monat vor Ausspruch der Kündigung verlautbarte indexzahl:

2.              The Landlord hereby grants the Tenant the right to terminate the present Lease in writing as of the last day of any calendar month, subject to payment of the compensation specified below, upon the expiry of the 5th year of the term of this Lease, i. e., before 30 May 2020, subject to compliance with a notice period of six months. The Tenant accepts the granting of this right. If the Tenant wishes to take advantage of this special right of termination, it shall make the following payment, due before notice of termination is given, to the Landlord as compensation for the curtailment of the term of the Lease, the amounts mentioned below to be value-guaranteed pursuant to the provisions of Section VI. hereof; the index number published for the third month before notice of termination is given shall be used as the relevant indicator:

• Ausspruch der Kündigung nach Beginn des 6. bis zum Ablauf des 6. Vertragsjahres: Entschädigungsbetrag entspricht 6 Bruttomonatsmieten	• Notice of termination given between the commencement and the expiry of the 6th year of the lease: the compensation shall correspond to a total of 6 monthly rental payments

• Ausspruch der Kündigung nach Beginn des 7. bis zum Ablauf des 7. Vertragsjahres: Entschädigungsbetrag entspricht 4 Bruttomonatsmieten	• Notice of termination given between the commencement and the expiry of the 7th year of the lease: the compensation shall correspond to a total of 4 monthly rental payments

• Ausspruch der Kündigung nach Beginn des 8. bis zum Ablauf des 8. Vertragsjahres: Entschädigungsbetrag entspricht 2 Bruttomonatsmieten	• Notice of termination given between the commencement and the expiry of the 8th year of the lease: the compensation shall correspond to a total of 2 monthly rental payments

Das erste Vertragsjahr im Sinne dieses Punktes beginnt mit dem Tag der Übergabe des Mietgegenstandes an den Mieter; dies gilt sinngemäß für die weiteren Vertragsjahre. Zur Klarstellung wird festgehalten, dass für den Fall einer Kündigung zu einem Kündigungstermin nach 30.05.2020 kein Entschädigungsbetrag mehr zu entrichten ist.

The first year of the lease within the meaning of this Section shall be deemed to commence on the day on which the Rental Property is handed over to the Tenant, this shall apply, mutatis mutandis, for all further years of the term of the lease. For the avoidance of doubt, the Parties record that if notice of termination is given at any time after 30 May 2020, no compensation shall be owed any more.

3.                      Dem Vermieter bleibt die vorzeitige Aufiösung des Mietvertrages gemäß § 1118 ABGB sowie aus den in diesem Punkt XII.4. vereinbarten Gründen, dem Mieter hingegen die vorzeitige Auflösung des Mietvertrages gemäß § 1117 ABGB vorbehalten. Eine vorzeitige Auflösung des Mietvertrages gemäß § 1117 ABGB ist aber, soweit dem nicht zwingende gesetzliche Bestimmungen entgegenstehen, nur nach Setzung einer Nachfrist von zumindest vier Wochen zulassig, wenn der Vermieter den Mietgegenstand nicht in einen solchen Zustand versetzt, der ihn zum bedungenen Gebrauch brauchbar macht.

3.              The right to terminate this Lease Agreement before the agreed date pursuant to Section 1118 ABGB and on grounds agreed in this Section XII.4. shall be reserved to the Landlord, and that right pursuant to Section 1117 ABGB shall be reserved to the Tenant. However and as far as not contradicted by mandatory statutory provisions, termination of this Lease Agreement before the agreed date pursuant to Section 1117 ABGB shall be permissible only upon granting a grace period of at least four weeks when the Landlord fails to put the Leased Property in a state suitable for its agreed use.

4.                      Der Vermieter ist — abgesehen von den in § 1118 ABGB normierten Gründen — berechtigt, diesen Mietvertrag mit sofortiger Wirkung ohne Einhaltung von Kündigungsfristen und/oder -terminen aufzulösen, wenn der Mieter seinen Pflichten nicht nachkommt und den Vertrag grab oder beharrlich (trotz

4.              In addition to the grounds stipulated in Section 1118 ABGB, the Landlord shall be entitled to rescind this Lease Agreement with immediate effect and without any period and/or date of notice when the Tenant fails to comply with its obligations and is in gross or constant breach of contract (in spite of being reprimanded and

Mahnung und Nachfristsetzung) verletzt. Der Vermieter ist insbesondere berechtigt, das Mietverhäitnis aufzulösen, wenn folgende Gründe, die ausdrücklich auch als wichtige Kündigungsgründe im Sinne des § 30 Abs. 2 Z 13 MRG vereinbart werden, vorliegen:

granted a period of grace). The Landlord shall, without limitations, be entitled to rescind the Lease on the following grounds within the meaning of Section 30 (2) 13 MRG:

• der Mieter den vertraglich vereinbarten Zahlungen nicht nachkommt, die Bankgarantie (Kaution) gemäß Punkt XV. nicht verlängert oder auffüllt;	• the Tenant fails to meet its contractual payments, fails to extend or top up the bank guarantee (deposit) pursuant to Section XV;

• die Eröffnung eines Insolvenzverfahrens über das Vermögen des Mieters mangels kostendeckenden Vermögens abgeiehnt wird;	• institution of bankruptcy proceedings against the Tenant’s assets is rejected due to insufficient assets to cover the costs;

• der vertraglich festgelegte Geschäftsgegenstand ohne Zustimmung des Vermieters geändert wird;	• the contractually agreed object of the business is changed without the Landlord’s consent;

• die Verwendung des Mietgegenstandes zu einem anderen als dem vertraglich bedungenen Zweck erfolgt oder eine Nichtverwendung des Mietgegenstandes eintritt;	• the Leased Property is used for another purpose than that agreed in the Lease Agreement or is not used at all;

• der Mieter ohne Zustimmung des Vermieters bewilligungspflichtige bauliche Änderungen vornimmt;	• the Tenant makes structural changes to the Leased Property which require the Landlord’s consent but fails to obtain such consent;

• der Mieter rechtskräftige behördliche Auflagen oder sonstige gesetzliche Bestimmungen bezüglich des Mietgegenstandes oder der in ihm ausgeübten Tätigkeit nicht erfüllt bzw. einhält;	• the Tenant fails to comply with legally binding government requirements or other statutory provisions with regard to the Leased Property or the activities pursued by the Tenant;

• sich der Mieter trotz Mahnung rücksichtslos oder sonst grob ungehörig gegenüber dem Vermieter, anderen Mietern oder Besuchern bzw. Kunden des Gebäudes verhält.	• the Tenant, in spite of being reprimanded, shows an inconsiderate or otherwise grossly improper conduct vis-à-vis the Landlord, other tenants, visitors or customers in the building.

5. Die durch eingeschriebenen Brief des Vermieters an die ihm zuietzt bekannt gegebene Anschrift des Mieters	5. A justified statement of rescission by registered letter addressed by the Landlord to the last address made known by the gerechtfertigt abgegebene Auflösungserklärung beendet das Vertragsverhältnis mit sofortiger Wirkung. Die vorzeitige Vertragsauflösung lässt jegliche Ansprüche des Vermieters auf Schadenersatz unberührt.

Tenant shall terminate the Lease with immediate effect. The termination of the Lease before the agreed date shall not affect the Landlord’s claims for damages.

XIII. Aufrechnung	XIII. Offsetting

1.                      Der Mieter ist nicht berechtigt, mit allfälligen Gegenforderungen, die er gegen den Vermieter aus welchem Titel auch immer erheben sollte, gegen den Mietzins samt allen Steuern, Abgaben, Nebenkosten etc. außergerichtlich und/oder gerichtlich aufzurechnen, es sei denn diese wären rechtskräftig festgestellt oder vom Vermieter ausdrücklich schriftlich anerkannt.

1.              The Tenant shall not be entitled to offset, against the Rental and all taxes, charges, dues, ancillary costs, etc., whether in court or out of court, any counterclaims which the Tenant may assert under any title whatsoever against the Landlord, except when such counterclaims have been ruled on res judicata or expressly recognised by the Landlord in writing.

XIV. Rückstellung des Mietgegenstandes	XIV. Return of the Leased Property

1.                      Bei Beendigung des Mietverhältnisses ist der Mieter verpflichtet, den Mietgegenstand besenrein, geräumt von Fahrnissen und unter Berücksichtigung der normalen Abnutzung in jenem Zustand an den Vermieter zurückzustellen, in welchem dieser dem Mieter ursprünglich übergeben wurde.

1.              Upon the expiry of the Lease, the Tenant shall be obliged to return to the Landlord the Leased Property swept-clean, cleared of chattels and, apart from normal wear and tear, in the state it had originally been handed over to the Tenant.

2.                      Der Mieter hat sämtliche von ihm allenfalls angebrachten Firmenbezeichnungen und sonstige Werbeträger auf eigene Kosten zu entfernen, deren Spuren ordnungsgemäß zu beseitigen und eine allfällige Beschädigung der Befestigungsstelle zu beheben. Bei Verstoß gegen diese Regelung hat der Vermieter nach schriftlicher Setzung einer angemessenen Nachfrist das Recht, die Entfernung und Entsorgung der Werbemittel ohne weitere Ankündigung auf Kosten des Mieters zu veranlassen.

2.              The Tenant shall, at its own cost, remove any company signs and other advertising signs it may have attached, properly eradicate any traces thereof and repair any damage to the place of attachment. If the Tenant fails to comply with this provision, the Landlord, upon granting an adequate period of grace in writing, shall be entitled to have the advertising signs removed and disposed of without further notice and at the Tenant’s cost.

3.                      Vom Mieter zurückgelassene Fahrnisse gehen ohne Anspruch auf Entschädigung in das Eigentum des Vermieters über; der Vermieter behält sich vor, diese auf Kosten und Gefahr des Mieters ohne weiteres entsorgen zu lassen.

3.              Any chattels left behind by the Tenant shall pass into the Landlord’s ownership without any claim for compensation; the Landlord reserves the right to have them disposed of without further ado at the Tenant’s cost and risk.

4.                      Sämtliche mit dem Mietgegenstand verbundenen Investitionen des Mieters, welche nicht ohne Beschädigung der Substanz bzw. ohne wirtschaftliche Beeinträchtigung des Mietgegenstandes entfernt werden können, sowie die vom Mieter vorgenommenen Ein-, Zu- und Umbauten und Installationen gehen bei Beendigung des Mietverhältnisses entschädigungslos in das Eigentum des Vermieters über. Der Mieter ist jedoch verpflichtet, über Verlangen des Vermieters diese Investitionen und Einbauten auf eigene Kosten zu entfernen und ordnungsgemäß zu entsorgen bzw. entfernen und ordnungsgemäß entsorgen zu lassen.

4.              Any and all of the Tenant’s immovables connected to the Leased Property which cannot be removed without damaging the substance or causing an economic impairment of the Leased Property, as well as any additions, annexes, conversions and installations made by the Tenant shall pass into the Landlord’s ownership without any compensation upon expiry of the Lease. The Tenant shall, however, be obliged to dispose of such immovables and additions or have them removed and properly disposed of at the Tenant’s cost if so requested by the Landlord.

5. Der Mieter verzichtet darauf, im Falle der Beendigung dieses Vertrages aus welchem Grund immer, eine Investitionsablöse für allfällig getätigte investitionen geltend zu machen.	5. The Tenant waives claiming a transfer fee for any immovables installed by it in the event that this Lease Agreement is terminated on any grounds whatsoever.

6.                      Es wird einvernehmlich festgehalten, dass der Mietgegenstand dem Mieter ohne jegliches Dienst-, Arbeits- oder sonstiges Beschäftigungsverhältnis übergeben wird. Bei Beendigung des Mietverhältnisses hat der Mieter dafür zu sorgen, dass keine Dienst-, Arbeits- oder sonstigen Beschäftigungsverhältnisse auf den Vermieter übergehen und den Vermieter diesbezüglich mit jeglichen Aufwendungen an Kapital, Zinsen, Schäden und Kosten gänzlich schad-und kiaglos zu halten.

6.              It is understood and agreed that the Leased Property is handed over to the Tenant without any service, employment or other work relationship. Upon expiry of the Lease, the Tenant shall ensure that no service, employment or other work relationships will be transferred to the Landlord and shall indemnify and hold the Landlord harmless with regard to any attendant expenditure of capital, interest, losses or costs.

XV. Kaution	XV. Deposit

1.                      Der Mieter verpflichtet sich, dem Vermieter bei Abschluss dieses Mietvertrages eine Kaution in Form einer abstrakten, auf den Vermieter als Begünstigten lautenden Bankgarantie einer österreichischen Bank mit zumindest Rating A über 6 Bruttomonatsmieten zur Sicherstellung aller seiner Verpflichtungen aus oder im Zusammenhang mit diesem Mietvertrag einschließlich Zinsen, Schäden und Kosten zu übergeben. Diese Bankgarantie hat vorerst für fünf Jahre abrufbar zu sein, ist jedoch zumindest

1.              The Tenant undertakes to hand over to the Landlord upon signing of this Lease Agreement a deposit by way of an abstract bank guarantee for the benefit of the Landlord, issued by an Austrian bank of at least A rating, for an amount of six before-tax monthly Rentals, to secure all the Tenant’s obligations under or in connection with this Lease Agreement, including interest, losses and costs. This bank guarantee shall be callable for five years to begin with, and shall then be extended, each time at least three months before expiring, for at least another five years for drei Monate vor Ablauf immer wieder auf zumindest weitere fünf Jahre in der Höhe des Vierfachen der sodann maßgeblichen Bruttomonatsmiete zu verlängern. Die Bankgarantie hat jeweils vorzusehen, dass das Recht auf Inanspruchnahme der Bankgarantie und das Recht auf Einziehung des Garantiebetrages bei Veräußerung des Mietgegenstandes auf den jeweiligen Rechtsnachfolger des Vermieters abgetreten werden kann.

an amount that is four times the before-tax monthly Rental at the time. The bank guarantee shall include a provision that the right to implement it and the right to call in the guaranteed amount may be assigned to the Landlord’s legal successor in the event that the Leased Property is sold.

2.                      Gerät der Mieter mit einer aus oder im Zusammenhang mit diesem Mietvertrag bestehenden Zahlungspflicht in Verzug, ist der Vermieter unbeschadet seines Rechtes, nach § 1118 ABGB und §30 Abs. 2 Z 1 MRG vorzugehen, berechtigt, den jeweils aushaftenden Betrag abzurufen, in welchem Fall der Mieter verpflichtet ist, diese Sicherheit binnen 14 Tagen wiederum auf den ursprünglichen Betrag aufzufüllen, wobei im Fall der Unterlassung der Auffüllung durch Bankgarantie die Auffüllung durch Barzahlung an den Vermieter vorzunehmen ist.

2.              In the event that the Tenant should default on any payment obligations from or in connection with this Lease Agreement, the Landlord, without prejudice to its right to proceed in accordance with Section 1118 ABGB and Section 30 (2) 1 MRG, shall be entitled to call the due amount, in which case the Tenant shall be obliged to top up the guarantee to its original amount within two weeks, failing which the Tenant shall make the top-up payment to the Landlord in cash.

3.                      Verletzt der Mieter seine Verpflichtung zur vertragsgemäßen Verlängerung der Bankgarantie, kann diese mit dem vollen, jeweils abrufbaren Garantiebetrag in Anspruch genommen werden; unbeschadet dessen ist der Mieter verpflichtet, im Fall der Unterlassung der vertragsgemäßen Verlängerung der Bankgarantie die Kautionsbestellung durch Barzahlung an den Vermieter vorzunehmen. Nicht zur Abdeckung bestehender Forderungen erforderliche Beträge sind entsprechend den Bestimmungen des § 16b MRG auf ein Einlagebuch einzuzahien, welche Beträge zur Sicherstellung aller Verpflichtungen des Mieters aus oder im Zusammenhang mit diesem Mietvertrag einschließlich Zinsen, Schäden und Kosten dienen. Die auflaufenden Habenzinsen dienen gleichfalls als Kaution, gebühren jedoch nach Beendigung des Mietverhältnisses dem Mieter.

3.              In the event that the Tenant defaults on its contractual obligation to extend the bank guarantee the Landlord shall be entitled to implement it to the full callable amount; notwithstanding this, the Tenant shall be obliged, if failing to contractually extend the bank guarantee, to provide the deposit by way of a cash payment to the Landlord. Any amounts which are not required to cover outstanding claims shall be paid into a savings account pursuant to the provisions of Sec. 16b of the Landlord and Tenant Act (MRG) and shall be used to secure all obligations of the Tenant from or in connection with this Lease Agreement including interest, losses and costs. Any interest earned shall also serve as a deposit but shall be due to the Tenant upon expiry of the Lease.

4. Gerät der Mieter sodann mit einer aus	4. In the event that the Tenant should default

oder im Zusammenhang mit diesem Mietvertrag bestehenden Zahlungspflicht in Verzug, ist der Vermieter unbeschadet seines Rechtes, nach § 1118 ABGB und § 30 Abs. 2 Z 1 MRG vorzugehen, berechtigt, den jeweils aushaftenden Betrag vom Einlagebuch abzuheben, in welchem Fall der Mieter verpflichtet ist, die Kaution durch Barzahlung an den Vermieter wiederum auf den ursprünglichen Betrag zuzüglich mittierweile aufgelaufener Habenzinsen aufzufüllen.

on any payment obligations from or in connection with this Lease Agreement, the Landlord, without prejudice to its right to proceed in accordance with Section 1118 ABGB and Section 30 (2) 1 MRG, shall be entitled to withdraw the due amount from the savings account, in which case the Tenant shall be obliged to top up the deposit to its original amount plus any interest earned in the meantime by a cash payment to the Landlord.

XVI. Kosten und Gebühren	XVI. Costs, Dues, Charges, Fees

1.                      Sämtliche mit diesem Mietvertrag verbundenen Steuern, Abgaben und Gebühren, insbesondere die Rechtsgeschäftsgebühren, werden vom Mieter alieine getragen. Der Mieter hält den Vermieter auch diesbezüglich gänzlich schad- und klaglos.

1.              Any and all taxes, dues, charges and fees, including but not limited to legal transaction fees, connected with this Lease Agreement shall be solely borne by the Tenant. The Tenant shall indemnify and hold the Landlord harmless also in this respect.

2. Zum Zwecke der Gebührenbemessung wird festgestellt, dass der auf den Mietgegenstand entfallende Bruttomietzins (Hauptmietzins zuzüglich Nebenkosten und Umsatzsteuer) jährlich €183.228,41 beträgt.	2. For the purposes of assessing charges, it is understood that the before-tax Rental (rent plus ancillary costs and VAT) payable for the Leased Property is €183,228.41 per year.

3. Die Errichtung des Mietvertrages erfolgte im alleinigen Auftrag des Vermieters.	3. This Lease Agreement has been executed solely on the order of the Landlord.

4. Die Kosten der jeweiligen anwaltlichen und steuerlichen Beratung trägt jeder Vertragsteil selbst.	4. Each Contracting Party shall bear the cost of its own legal and tax consulting.

XVII. Sonstige Bestiminungen	XVII. Miscellaneous

1.                      Veräußert der Vermieter die in der Präambel genannte Liegenschaft, so geht dieser Mietvertrag mit sämtlichen Rechten und Pflichten des Vermieters auf den Rechtsnachfolger des Vermieters im Eigentum über, der Vermieter verpflichtet sich, sämtliche Rechte und Pflichten aus diesem Mietvertrag auf Vermieterseite einschließlich eines Verzichtes auf eine Aufkündigung infolge Veräußerung (§1120 ABGB) auf seinen Rechtsnachfolger im Eigentum zu übertragen bzw. zu überbinden; in gleicher Weise erklärt der Mieter, den

1.              In the event that the Landlord should sell the property specified in the preamble, this Lease Agreement and all its rights and duties incumbent upon the Landlord shall pass into the ownership of the Landlord’s legal successor; the Landlord undertakes to assign to the ownership of and bind over its legal successor to any and all rights and duties incumbent upon the landlord’s side under this Lease Agreement, including a waiver of termination due to sale (Section 1120 ABGB); similarly, the Tenant agrees to accept the assignment of all the Landlord’s rights and duties into the ownership of the Landlord’s legal successor

Übergang sämtlicher Rechte und Pflichten des Vermieters auf den Rechisnachfolger des Vermieters im Eigentum anzuerkennen und auf eine Aufkündigung infolge Veräußerung (§ 1120 ABGB)zu verzichten.	and to waive the right of termination due to sale (Section 1120 ABGB).

2. Die Vertragsteile verzichten auf die Anfechtung dieses Vertrages wegen Irrtums.	2. The Contracting Parties waive the right of void this Agreement due to error.

3.              Neben diesem Mietvertrag bestehen keine Nebenabreden. Änderungen und Ergänzungen dieses Mietvertrages bedürfen zu ihrer Gültigkeit der Schrifrform. Dies gilt auch für das Abweichen vom Schriftlichkeitserfordernis.

3.              No collateral agreements have been made to this Lease Agreements. No changes of or additions to this Lease Agreement shall be valid except when made in writing and signed by both Parties. This shall also apply to the waiver of the written form.

4. Allfällige vor Abschluss dieses Mietvertrages getroffene schriftliche oder mündliche Vereinbarungen verlieren bei Vertragsabschluss ihre Gültigkeit.	4. Any written or oral arrangements made before the signing of this Lease Agreement shall become invalid upon the signing of this Lease Agreement.

5.              Die Nichtigkeit oder Unwirksamkeit einzelner Bestimmungen berührt nicht die Gültigkeit der übrigen Vertragsbestimmungen. Im Falle der Nichtigkeit oder Unwirksamkeit einzelner Bestimmungen dieses Mietvertrages gelten jene Vereinbarungen als getroffen, die rechtsgülftig sind und dem Zweck der nichtigen oder unwirksamen Bestimmung am nächsten kommen. Gleiches gilt im Fall einer Vertragslücke.

5.              If any provision of this Lease Agreement is found to be invalid or ineffective, the remaining provisions shall continue in full force and effect. In the event of the invalidity or ineffectiveness of individual provisions of this Lease Agreement, provisions shall be deemed to have been made which are valid and which fulfil as closely as possible the purpose of the invalid or ineffective provisions. The same shall apply to a gap in the Agreement.

6. Für sämtliche Mitteilungen des Mieters an den Vermieter wird die Form des rekommandierten Schreibens empfohlen.	6. Any notices given by the Tenant to the Landlord are recommended to be made by registered letter.

7.              Dieser Mietvertrag unterliegt österreichischem Recht. Für sämtliche aus oder im Zusammenhang mit diesem Mietvertrag allenfalls entstehenden Streitigkeiten wird ausdrücklich die Zuständigkeit des für den Mietgegenstand örtlich zuständigen, für die Streitsache jeweils sacnlich zuständigen Gerichtes vereinbart.

7.              This Lease Agreement shall be governed by Austrian law. Any disputes which may arise from or in connection with this Lease Agreement shall be settled by the court that is locally competent for the Leased Property and competent as regards the subject matter of the dispute.

8. Dieser Mietvertrag wird in zwei Ausfertigungen errichtet, von welcher jeder Vertragsteil eine erhält.	8. This Lease Agreement shall be executed in two copies of which one each shall be given to each of the Contracting Parties.

9. Sämtliche Beilagen stellen integrierende Bestandteile dieses Mietvertrages dar.	9. All enclosures shall be deemed to be integral parts of this Lease Agreement.

10. Dieser Vertrag wird in deutscher und englischer Sprache errichtet, wobei im Falle von Streitigkeiten oder Unklarheiten alleine die deutsche Version maßgeblich ist.	10. This contract is set up in German and English language; in case of any unclarities and / or differences out of the contract, the German Version shall be the binding one.

Beilagen: ./1 Bescheid vom 18.02.2009, Zahl MA 37-BB/48393-1/2008 ./2 Lageplan ./3 Vertragsplan ./4 Bau- und Ausstattungsbe-schreibung	Enclosures: ./1 Official Notice of 18 February 2009, MA 37-BB/48393-1/2008 ./2 Layout plan ./3 Contractual plan ./4 Construction and fitout description

SELBSTBERECHNUNG VERGEBÜHRUNG
Steuer Nr.: 042 / 9505

Selbstberechnung der Gebühren durch die Wüstenrot Marxbox GmbH & Co OG Hundertsatzgebühr: € 3.247,37 Datum der Selbstberechnung: Wien, am Wüstenrot Marxbox GmbH & Co OG

NACHTRAG ZUM MIETVERTRAG VOM 03.02.2012	SUPPLEMENTARY AGREEMENT to the Lease Agreement of 3rd February 2012

abgeschlossen zwischen der	concluded between

Wüstenrot Marxbox GmbH & Co OG mit dem Sitz in Wien (FN 346428d) 5033 Salzburg, Alpenstraße 61	Marxbox Bauprojekt GmbH & Co OG based in Vienna (FN 346428d) A-5033 Salzburg, Alpenstrasse 61

(nachstehend kurz MARXBOX oder Vermieter genannt einerseits)	(hereinafter referred to as MARXBOX or LANDLORD), on the one hand,

und der	and

HOOKIPA Biotech AG mit dem Sitz in Wien (FN 365895g) 1030 Wien, Helmut-Qualtinger-Gasse 2	HOOKIPA Biotech AG based in Vienna (FN 365895g) A-1030 Vienna, Helmut-Qualtinger-Gasse 2

(nachstehend kurz HOOKIPA oder Mieter genannt andererseits)	(hereinafter referred to as HOOKIPA or TENANT), on the other hand,

wie folgt:	as follows:

Präambel	Preamble

Die Vertragsparteien haben am 03.02.2012 einen Mietvertrag über einen Teil des 2. Obergeschosses (OG) des auf der	The contract parties have concluded a Lease Agreement dated 3rd February, 2012 under which the TENANT leases the part of the 2nd floor of the building built on the property,

140402 Nachtrag zum Mietvertag HOOKIPA engl_dt	Seite 1 von 4

Liegenschaft, EZ 4359, Grundbuch 01006 Landstraße, Bezirksgericht Innere Stadt Wien, errichteten Hauses 1030 Wien, Helmut-Qualtinger-Gasse 2, im Ausmaß von ca. 585,73 m2 , ein Lagerabteil im Untergeschoss im Ausmaß von ca. 20 m2 und zwei vom Vermieter jeweils zugewiesene Garagen-plätze im 1. Untergeschoss geschlossen (nach-stehend kurz Mietvertrag genannt).

EZ 4359, Land Register 01006 Landstrasse, District Court of the Inner City of Vienna, located at A-1030 Vienna, HelmutQualtinger-Gasse 2, of an extent of non- guaranteed 585,73 square metres, a storage area of approximately 20 square metres on the basement floor, as well as two garage spaces on the 1st basement floor (hereinafter referred to as the Lease Agreement).

Die Vertragsparteien sind nun übereinge-kommen, dass der Mieter zusätzlich zu den oben genannten Flächen eine weitere Fläche im Ausmaß von unverbürgten 240,04 m2, somit insgesamt 825,77 m2, im 2. Obergeschoss (OG) des gegenständlichen Hauses vom Vermieter mietet. Die vermietete bzw. gemietete Fläche ist im beiliegenden und einen integrierenden Bestandteil dieses Nachtrages zum Mietvertrag bildenden Vertragsplan (Beilage ./5) ersichtlich.

The contract parties came to an agreement that the TENANT leases from the LANDLORD beyond the above-mentioned rental area additional rental area of the 2nd floor of the objective building of an extent of non-guaranteed 240,04 square metres, a total of 825,77 square metres. These rental areas are evident in the enclosed Contractual Plan (Encl. ./5). The Enclosure ./5 shall be deemed as an integral part of the Lease Agreement.

Der gegenständliche Nachtrag ergänzt die zwischen den Parteien am 03.02.2012 getroffene Vereinbarung und ist ein integrierender Bestandteil des Mietvertrages. Soweit in diesem Nachtrag keine ausdrückliche Abänderung erfolgt, bleiben die (übrigen) Bestimmungen des Mietvertrages aufrecht. Es handelt sich sohin beim Mietvertrag und beim gegenständlichen Nachtrag zum Mietvertrag um einen einheitlichen Vertrag.

This Supplementary Agreement amends the Lease Agreement, concluded between the contract parties on 3rd February, 2012 and shall be deemed as an integral part of the Lease Agreement. The (remaining) terms of the Lease Agreement remain unaltered, so far as this Supplementary Agreement does not stipulate an amendment. This Supplementary Agreement and the Lease Agreement represent a coherent contract.

Dies vorausgeschickt vereinbaren die Parteien wie folgt:	With this proviso the contract parties stipulate as follows:

1. Punkt 1.1. des Mietvertrages wird abgeändert, sodass er nunmehr wie folgt lautet:	1. Article 1.1. of the Lease Agreement will be amended as follows:

“1. Der Vermieter vermietet dem Mieter und dieser mietet von jenem den im Vertragsplan	“1. The LANDLORD shall let to the TENANT, and the TENANT shall rent from the LANDLORD the part

(Beilage ./5) rot umrandeten Teil des 2. Obergeschosses (OG) des auf der Liegenschaft EZ 4359, Grundbuch 01006 Landstraße, Bezirksgericht Innere Stadt Wien, errichteten Hauses 1030 Wien, Helmut-QualtingerGasse 2, im Gesamtausmaß von ca. 825,77 m2, ein Lagerabteil im Untergeschoß im Ausmaß von ca. 20,00 m2 und drei vom Vermieter jeweils zugewiesene Garagenplätze im 1. Untergeschoß, im Folgenden alles gemeinsam auch Mietgegenstand genannt und im beiliegenden, einen integrierenden Bestandteil dieses Mietvertrages bildenden Lageplan (Beilage ./2) ersichtlich gemacht.

outlined in red in the Contractual Plan (Encl. ./5) of the 2nd floor of the building built on the property EZ 4359, Land Register 01006 Landstrasse, District Court of the Inner City of Vienna, located at A-1030 Vienna, Helmut-QualtingerGasse 2, of an extent of nonguaranteed 825,77 square metres, a storage area of approximately 20 square metres on the basement floor, as well as three garage spaces on the 1st basement floor, hereinafter referred to, jointly, as the “Leased Property” and shown in the enclosed layout plan (Encl. ./2) which enclosure shall be deemed an integral part of this Lease Agreement.”

2. Punkt IV.2.i. des Mietvertrages wird abgeändert, sodass er nunmehr wie folgt lautet:	2. Article IV.2.i. of the Lease Agreement will be amended as follows:

,,i.) Flächen im 2. Obergeschoß	i.) Areas on the 2nd floor

Der frei vereinbarte monatliche Hauptmietzins beträgt € 21,00 (exkl. USt.) pro m2 Nutzfläche.“	“The freely agreed monthly rent shall be € 21.00 (exclusive of VAT) per square metre of useful floor space.”

3.              Nach Freigabe der Ausführungspläne (Installationspläne) sowie der etwaigen Mehrkosten durch den Mieter erfolgt der Ausbau der zusätzlich gemieteten Flächen. Nach Fertigstellung des Ausbaues erfolgt die Übergabe und Übernahme der zusätzlich gemieteten Flächen.

3.              After approval of the detailed plans and the possible extra costs by the TENANT the construction of the additional rental area shall be put into effect. Upon completion the additional rental area shall be taken over and handed over.

4. Der frei vereinbarte monatliche Hauptmietzins gemäß Punkt IV.2.i. des Mietvertrages ist vom Mieter ab Übergabe und Übernahme der zusätzlich	4. After commencement of handing over and taking over of the additional rental area the TENANT has to pay the freely agreed monthly rent pursuant to Section IV.2.i.

gemieteten Flächen zu zahlen.

5. Im Übrigen ersetzt der diesem Nachtrag angefügte Vertragsplan (Beilage ./5) den dem Mietvertrag angefügten Vertragsplan (Beilage ./3).		5. The Contractual Plan (Encl. /5) in this Supplementary Agreement replaces the initial Contractual Plan (Encl. / 3) in the Lease Agreement.

6. In Zusammenhang mit dem Abschluss dieses Nachtrages allenfalls anfallende Gebühren sind vom Mieter zu tragen, welcher den Vermieter diesbezüglich schad- und klaglos hält.

6.              Any and all taxes, dues, charges and fees, including but not limited to legal transaction fees, connected with this Supplementary Agreement shall be solely borne by the TENANT. The TENANT shall indemnify and hold the LANDLORD harmless also in this respect.

7. Sämtliche Beilagen stellen einen Bestandteil des Mietvertrages dar.		7. All enclosures shall be deemed to be integral parts of the Lease Agreement.

8. Dieser Nachtrag wird in deutscher und englischer Sprache errichtet, wobei im Falle von Streitigkeiten oder Unklarheiten alleine die deutsche Version maßgeblich ist.		8. This Supplementary Agreement is set up in German and English language; in case of any unclarities and / or differences out of the contract, the German Version shall be the binding one.

Beilagen:	./5 Vertragsplan	Enclosures:	./5 Contractual Plan
	./A Mietvertrag vom		./A Lease Agreement of 3rd
	03.02.2012 samt Anlagen ./1		February 2012 along with
	bis ./4 (Kopie)		enclosures ./1 to ./4 (copy)